Exhibit 99

IN THE COURT OF CHANCERY IN THE STATE OF DELAWARE

IN AND FOR NEW CASTLE COUNTY

PETER BRINCKERHOFF, Individually And On Behalf Of All Others Similarly Situated, And Derivatively On Behalf Of Teppco Partners, LLP,

Plaintiff,

- against -	Civil Action No.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC; ENTERPRISE PRODUCTS PARTNERS L.P.; ENTERPRISE OPERATING LP, ENTERPRISE PRODUCTS GP, LLC; ENTERPRISE GP HOLDINGS L.P.; EPE HOLDINGS, LLC; EPCO, INC.; DFI GP HOLDINGS L.P.; DAN L. DUNCAN; JERRY E. THOMPSON; W. RANDALL FOWLER; MICHAEL A. CREEL; RICHARD H. BACHMANN; RICHARD S. SNELL; MICHAEL B. BRACY; and MURRAY H. HUTCHISON;

Defendants,

and

TEPPCO PARTNERS, L.P.,

Nominal Defendant.

COMPLAINT

Plaintiff alleges upon knowledge as to his own acts, and upon information and belief as to all the other allegations, as follows:

INTRODUCTION

1.                                       Nominal defendant Teppco Partners, L.P. (“Teppco”) is a Delaware oil and gas master limited partnership. Teppco’s limited partnership units trade on the New York Stock Exchange (“NYSE”) under the ticker symbol “TPP.” Teppco was formed in 1990, and for 2005, Teppco reported assets of $3.6 billion and net income of $162 million.

2.                                       Teppco’s general partner is defendant Texas Eastern Products Pipeline Company, LLC (“Teppco GP”), a privately owned Delaware limited liability company. Teppco GP owns a 2% general partnership interest in Teppco. On February 24, 2005, defendant Dan L. Duncan (“Duncan”) purchased Teppco GP.

3.                                       Prior to acquiring Teppco GP, Duncan controlled, and after the acquisition continued to control, the general partner of another, much larger, publicly traded Delaware oil and gas master limited partnership, Enterprise Product Partners L.P. (“Enterprise” - NYSE symbol “EPD”).

4.                                       Duncan founded Enterprise in 1969, and took it public in 1998. Enterprise is many times larger than Teppco. For 2005, Enterprise reported assets of more than $12 billion and income from continuing operations of $423 million, As of August 31, 2006, Duncan’s investment in Enterprise limited partnership units, (144,384,693 units with a value of about $3.8 billion), dwarfs his investment in Teppco limited partnership units (2,500,000 units with a value of about $94 million). Similarly, Duncan’s investment in the general partner of Enterprise, Enterprise Products GP, LLC, (approximately $2.7 billion) far exceeds his $1.1 billion investment in Teppco GP.

5.                                       In 2005, after Duncan acquired control of Teppco GP, all of the directors of Teppco GP resigned. Duncan replaced them with directors he chose. Duncan also replaced substantially all of the senior management of Teppco with personnel from Enterprise.

6.                                       Significantly, from 2003 until about the time that Duncan acquired control of the Teppco GP (at the end of February 2005), the price of Teppco limited partnership units trended upwards: from about $29 to about $44. By contrast, since March 2005, after Duncan acquired control of Teppco, the price of the units has trended downwards: from about $44 to about $37. See the following charts:

Teppco (TPP) Monthly closing Prices for Twenty-Seven Months
(January 2003-March 2005) Prior to Duncan’s Acquisition of Teppco CP:

Teppco (TPP) Monthly Closing Prices for Seventeen Months (April 2005 - August 2006)
Following Duncan’s Acquisition of Teppco GP:

7.                                       Defendant Enterprise is owned 98% by its limited partners and 2% by defendant Enterprise Products GP, LLC (its general partner, referred to as “Enterprise Products GP”). Enterprise Products GP is owned 100% by defendant Enterprise GP Holdings L.P.

(“Enterprise GP Holdings”) a publicly traded affiliate, the common units of which are listed on the NYSE under the ticker symbol “EPE.” The general partner of Enterprise GP Holdings is defendant EPE Holdings, LLC (“EPE Holdings”), a wholly owned subsidiary of defendant EPCO, Inc. (“EPCO”). Enterprise, Enterprise Products GP, Enterprise GP Holdings and EPE Holdings are affiliated and under common control of Duncan, the Chairman and controlling shareholder of EPCO. In or about September 30, 2004, Enterprise acquired GulfTerra Energy Partners, L.P. (“GulfTerra”).

8.                                       Thus, since February 2005, Duncan has controlled the general partners of both Teppco and Enterprise. See Exhibits A and B.

9.                                       Since February 2005, Teppco, controlled by Duncan, has entered into various transactions with Enterprise detailed below which are unfair and unfavorable to Teppco. Duncan has caused Teppco to sell assets to Enterprise at an unfairly low price; caused Teppco to share business opportunities with Enterprise for insufficient consideration; and caused Teppco (rather than Enterprise) to divest assets to satisfy the Federal Trade Commission (“FTC”). Those transactions constitute a breach of defendants’ duties of loyalty and good faith owed to Teppco.

10.                                 In a series of conflict of interest transactions with Enterprise, defendants have treated Teppco unfairly. Since February 2005, when Duncan acquired the Teppco GP, the total return on the Teppco limited partnership units has been negative. Significantly, during that same period, the total return on Enterprise’s units has trended upwards. Sec comparison chart below:

COMPARATIVE RETURNS of TPP and EPD(1)
Range: 2/28/05 - 8/31/06  Period: Monthly - 18 Month Period

Securities	Currency	Price Appreciation	Total Return including Distributions

TPP US Equity	USD	(14.48)%	(5.28)%
EPD US Equity	USD	0.19%	10.68%
	Difference		(15.97)%

11.                                 By contrast, for the two years prior to Duncan’s acquisition of Teppco GP, Teppco outperformed Enterprise, both in price appreciation and total return. See comparison chart below.

(1)                                  Source:  Bloomberg, Inc.

COMPARATIVE RETURNS OF TPP AND EPD(2)
Range: 2/28/03 - 2/28/05 Period: Monthly - 24 Month Period

Securities	Currency	Price Appreciation	Total Return including Distributions

TPP US Equity	USD	44.31%	65.54%
EPD US Equity	USD	32.34%	51.05%
	Difference		14.49%

12.                                 Presently, Duncan has proposed to Teppco’s unitholders that he (more particularly, Teppco GP) relinquish rights to certain quarterly cash distributions (detailed below in paragraphs 40-42) in exchange for Teppco’s issuance of about 14.1 million limited partnership units to Teppco GP. However, in exchange, Duncan has demanded, and defendants in breach of their fiduciary duties have agreed to provide him with, an unfairly large number of Teppco limited partnership units. Also, in what Duncan has presented as a non-negotiable proposal and condition for relinquishing rights to these cash distributions, Duncan has demanded further that

(2)                                  Source: Bloomberg, Inc.

the Teppco unitholders approve a series of proposals that would lower the standards of conduct for Teppco GP (i.e., Duncan), would reduce the percentage of limited partners necessary to approve conflicted transactions, and would allow directors with undisclosed conflicts of interest to approve conflicted transactions.

13.                                 All of these matters are scheduled to be the subject of a vote at a meeting of Teppco unitholders to be held in Houston, Texas, on October 26, 2006 (the “Meeting”).

14.                                 Defendants’ Proxy Statement (“Proxy”) for the Meeting contains material misrepresentations and omits material facts, as detailed below.

15.                                 Plaintiff seeks relief: (1) requiring defendants to issue a Proxy that corrects the material misstatements and omissions; (2) enjoining the Meeting and voting to permit separate and independent consideration of each of the Proposals to be presented at the Meeting; (3) limiting the issuance of limited partnership units to Teppco GP to a fair number of such units; and (4) awarding damages to Teppco for the breaches of fiduciary duties suffered by Teppco in connection with the self-dealing transactions described below.

PARTIES

Plaintiff

16.                                 Plaintiff Peter Brinckerhoff has been the owner of Teppco limited partnership units continuously since 1999. He currently owns about 38,400 such units.

Nominal Defendant

17.                                 Nominal defendant Teppco has about 73 mi Ilion limited partnership units that are traded publicly. It operates in three business segments: transportation and storage of refined products, liquefied petroleum gases (“LPGs”) and petrochemicals (“Downstream Segment”); gathering, transportation, marketing and storage of crude oil and distribution of lubrication oils and specialty chemicals (“Upstream Segment”); and gathering of natural gas, fractionation of natural gas liquids (“NGLs”) and transportation of NGLs (“Midstream Segment”).

Defendants

18.                                 Defendant Teppco GP is a Delaware limited liability company, described in greater detail above at paragraph 2.

19.                                 Defendant Enterprise is a publicly traded Delaware limited partnership described in greater detail above at paragraph 7. Enterprise operates an integrated midstream asset network within the United States that includes natural gas gathering, processing, transportation and storage; NGL fractionation (or separation), transportation, storage and import and export terminating; crude oil transportation and offshore production platform services.

20.                                 Defendant Enterprise Products GP is a Delaware limited liability company, the primary business of which is to manage the affairs and operations of Enterprise. Enterprise Products GP is the general partner of Enterprise.

21.                                 Defendant Enterprise Products Operating LP (“Enterprise Operating”) is a Delaware limited partnership and a wholly owned subsidiary of Enterprise. Enterprise Operating conducts substantially all the business of Enterprise.

22.                                 Defendant Enterprise GP Holdings is a publicly traded Delaware limited partnership (NYSE ticker symbol “EPE”) and the sole member of Enterprise Products GP. Enterprise GP Holdings is 99.99% owned by its limited partners and .01% owned by its general partner, EPE Holdings.

23.                                 Defendant EPE Holdings is a Delaware limited liability company, and a wholly owned subsidiary of defendant EPCO.

24.                                 Defendant EPCO is a privately owned Delaware Corporation and is a related party affiliate ate to EPE Holdings, Enterprise, and Enterprise Products GP. EPCO employees perform all of the management and administrative and operations functions for Teppco and Enterprise, as Teppco and Enterprise have no employees. Defendant Duncan is the Chairman and controlling shareholder of EPCO. Duncan and his family interests own all or virtually all the shares of EPCO. EPE, EPE Holdings, Enterprise and Enterprise Products GP also are under common control of defendant Duncan.

25.                                 Defendant DFI GP Holdings L.P. (“Duncan Family Interests”) is a Delaware limited partnership that holds a 100% membership interest in defendant Teppco GP and a 3.3% limited partnership interest in Teppco. Defendant EPCO (and its affiliates) own 100% of Duncan Family Interests.

26.                                 According to Forbes, Defendant Duncan is the 100th wealthiest person in the world. Duncan controls all of the corporate and partnership defendants named herein and because of his wealth, personality and position with respect to all of the individual defendants, dominates and controls all defendants. Duncan is a director of defendant Enterprise Products GP, EPE Holdings and EPCO. As a consequence of his ownership of securities, general partnership interests, directorships, or in combination (as described herein), Duncan controls both Teppco and Enterprise, and owes fiduciary duties to plaintiff and the other Teppco limited partnership unitholders (“unitholders”).

27.                                 Duncan, directly or indirectly, owns 76,900,603 (or 86.5%) of EPE’s limited partnership units, and about 144 million (or 36.9%) of Enterprise’s limited partnership units worth about $6,584,851,406.50 and through Duncan Family interests, owns 2,500,000 (or 3.2%) of Teppco’s limited partnership units worth $93,725,000. Duncan, through DFI, invested

$1.1 billion in the Teppco GP. Duncan’s economic interest in defendants Enterprise and EPE, in both absolute and relative terms, dwarfs his interest in Teppco.

28.                                 Defendant Jerry E. Thompson (“Thompson”) is President, Chief Executive Officer and a director of Teppco GP. Thompson has been a director of Teppco GP since April 5, 2006. Thompson owns 8,000 of Teppco limited partnership units. Thompson owes fiduciary duties to the Teppco unitholders.

29.                                 Defendant W. Randall Fowler (“Fowler”) is a director of Teppco GP, and is the Chief Financial Officer of defendant EPCO and Senior Vice President and Treasurer of defendant Enterprise GP. Fowler has been a director of Teppco GP since February 2006. Fowler is also a director of the general partners of Enterprise and EPE. Fowler owns 3,000 units of EPE and 60,057 units of Enterprise and no units of Teppco. Fowler owes fiduciary duties to the Teppco unitholders.

30.                                 Defendant Michael A. Creel is a director of Teppco GP, and is the Executive Vice President of defendants EPCO and Enterprise Products, GP. Creel has been a director of Teppco GP since February 2006. Creel is also a director of the general partners of Enterprise and EPE. Creel owns 35,000 units of EPE, 114,828 units of Enterprise, and no units of Teppco. Creel owes fiduciary duties to the Teppco unitholders.

31.                                 Defendant Richard H. Bachmann (“Bachmann”) is a director of Teppco GP and has been a director since February 2006. Bachmann is also a director of the general partners of Enterprise and EPE. Bachmann is Executive Vice President of defendants Enterprise Products GP and EPCO. Bachmann owns 20,469 units (directly or indirectly) of EPE, 111,363 units of Enterprise, and no units of Teppco. Bachmann owes fiduciary duties to the Teppco unitholders.

32.           Defendant Richard S. Snell (“Snell”) is a director of Teppco GP and has been a director since January 2006. Snell is an attorney at the firm of Thompson and Knight. Prior to February 13, 2006, Snell was a director of defendant Enterprise Products, GP. Snell owns about 7,500 units of EPE and another 200 as trustee. Snell owns, directly or indirectly, more than 10,000 EPD units, and options for 40,000 EPD units. Snell owns no units of Teppco. Snell is a member of the Audit and Conflicts Committee (“ACC”) of the Teppco GP board of directors. From 1993 to 1998, defendants Snell and Bachmann were law partners. Snell owes fiduciary duties to the Teppco unitholders.

33.           Defendant Michael B. Bracy (“Bracy”) is a director of Teppco GP and has been a director since March 2005. Bracy is a member of the ACC Committee of the Teppco GP board of directors. Plaintiff believes Bracy owns 20,815 units of EPD, and 4,000 units of Teppco. Prior to September 30, 2004, Bracy was a director of the General Partner of GulfTerra Energy Partners, LP. (“GulfTerra”), a publicly traded oil and gas master limited partnership. In or about September 30, 2004, Enterprise merged with GulfTerra and each GulfTerra limited partnership unit was converted to 1.81 Enterprise units. Bracy filed an SEC Form 4 showing that as of June 8, 2004 he owned 11,321 GulfTerra units. The SEC’s records do not contain any record of disposition of Bracy’s GulfTerra units. Bracy owes fiduciary duties to the Teppco unitholders.

34.           Defendant Murray H. Hutchison (“Hutchison”) is a director of Teppco GP and has been a director since March 2005. Hutchison is a member of the ACC Committee of the Teppco GP board of directors. Hutchison owns no units of Teppco. Hutchison owes fiduciary duties to the Teppco unitholders.

COUNT I

35.           Plaintiff repeats and realleges paragraphs 1 through 34 as if fully set forth herein.

36.           Plaintiff brings Count I of this Complaint individually and as a class action, pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf of all Teppco unitholders (except defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants) and their successors in interest, who are or will be threatened with injury arising from defendants’ actions as more fully described herein.

37.           Count I is properly maintainable as a class action because:

a.             The class is so numerous that joinder of all Class members is impracticable. There are approximately 73 million Teppco limited partnership units beneficially held by thousands of unitholders other than the defendants, who are geographically dispersed throughout the United States.

b.             There are questions of law and fact which arc common to the Class including, inter alia, the following:

(i)                                   Whether Teppco GP and the individual defendants have breached their fiduciary duties to plaintiff and the members of the Class; and

(ii)                                Whether plaintiff and the other members of the Class will be damaged irreparably by the wrongs complained of.

c.             Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of plaintiff are typical of the claims of the other members of the Class. Accordingly, plaintiff will fairly and adequately represent the Class.

d.             The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class and establish incompatible standards of conduct for the party opposing the Class.

e.             Defendants have acted and are about to act on grounds generally applicable to the Class, thereby making appropriate final injunctive relief with respect to the Class as a whole.

38.           On February 24, 2005, defendant Duncan, through Duncan Family Interests, acquired Teppco GP. Prior to that time, Teppco GP was an indirect wholly owned subsidiary of Duke Energy Field Services (“DEFS”), a joint venture between Duke Energy Corporation and ConocoPhillips. On August 15, 2005 Duncan caused Teppco to enter into an amended and restated administrative services agreement, which was retroactively effective to February 24, 2005, pursuant to which defendant EPCO performs all management, administrative and operating functions for Teppco. Teppco reimburses defendant EPCO for all direct and indirect expenses incurred for such management.

39.           Also shortly after defendant Duncan acquired Teppco GP from DEFS, all of the directors of Teppco GP (save one, Barry R. Pearl (“Pearl”)), each of whom had been elected to the board by DEFS, resigned, and were replaced by directors Duncan selected. Pearl, Teppco GP’s Chief Executive, President, and a director, entered into severance agreements dated February 23, June 1, and December 30, 2005 pursuant to which Pearl agreed, inter alia, not to disclose any confidential information he acquired during his employment and not to criticize Teppco GP, any of its actions, or any related person or party. In return, Teppco agreed to pay Pearl, inter alia, a lump sum equivalent to three times his base annual salary plus three times his annual target bonus. Pearl resigned all of his positions with Teppco, including his position as a director of Teppco GP, in December 2005.

40.           Teppco GP presently has a 2% general partner interest in Teppco as well as the right to receive incentive distributions associated with the general partner’s interest, as follows (“Incentive Distribution Rights”):

2% of all quarterly distributions until the unitholders have received $0.275 per unit (the “minimum quarterly distribution”);

15% of all quarterly distributions until the unitholders have received $0.325 per unit (the “first target distribution”);

25% of all quarterly distributions until the unitholders have received $0.45 per unit (the “second target distribution”); and

50% of all quarterly distributions in excess of $0.45 per unit.

For the quarter ended June 30, 2006, Teppco paid a distribution of $0.675 per unit.

41.           On or about April 20, 2006, Teppco announced that defendant Duncan, through Teppco GP, proposed that he relinquish the highest distribution tranche, namely, the right to receive fifty percent of all quarterly distributions in excess of $0.45 per unit (the “Exchange”). In exchange. Duncan originally demanded that Teppco issue to him approximately 13 million Teppco limited partnership units having a value as of August 31, 2006 of approximately $487,370,000. As described below, he subsequently demanded that Teppco issue him approximately 14.1 million limited partnership units worth approximately $528,609,000.

42.           Duncan’s demand for approximately 14.1 million limited partnership units constitutes, under all the circumstances, a demand for an unfairly large number of units, because:

a.             Duncan will receive an approximately one million units “extra” because, while his proposals were pending, he caused Teppco to issue an additional 5,575,000 units for cash, a transaction that had no legitimate business purpose at the time other than to permit

Duncan to demand the issuance of an additional 1,115,000 partnership units, worth over $40 million, under the formula he unilaterally proposed (see ¶53, infra).

b.             Teppco’s issuance of the approximately 14.1 million additional limited partnership units to Duncan will substantially increase Duncan’s control of Teppco. For example, Duncan will need only a vote of approximately 15% of the limited partnership units to bar his (Teppco GP’s) removal as Teppco’s general partner.

c.             The Incentive Distribution Rights generate cash over time, while the Teppco limited partnership units, which trade on the New York Stock Exchange, are immediately liquid; and

d.             As a condition and prerequisite for relinquishing the highest distribution tranche, Duncan will require Teppco to provide registration rights for the approximately 14.1 million limited partnership units and pay for the cost of registration.

e.             After the exchange described above, Duncan will still own and control 100% of Teppco G.P.

43.           In any transaction to acquire the Teppco limited partnership units, Duncan will receive a proportion of any “acquisition premium” paid, and the proposed issuance to Duncan of approximately 14.1 million Teppco limited partnership units will provide him with a much larger share of any acquisition premium than he would receive (if any) absent the issuance to him of these limited partnership units.

44.           Duncan’s conditions and prerequisites for the Exchange stand in stark contrast with his 2002 dealings with Enterprise and its limited partnership unitholders. Prior to December 2002 Duncan had the general partner’s right to receive 50% of Enterprise’s total quarterly cash distributions (above $0.39). In December 2002, Duncan, through Enterprise

Products GP, Enterprise’s general partner, agreed to cap his general partner’s distributions from Enterprise at 25% of quarterly distributions in excess of $0.3085 per unit for no consideration and did not attach any conditions or prerequisite to such agreement.

45.           Also, as a condition to Duncan’s agreement to the Exchange, Duncan has presented non-negotiable demands that the Teppco limited partnership unitholders agree to changes in the Teppco limited partnership agreement that would:

a.             reduce the voting percentage requirements of the limited partnership agreement, in most cases, from 66 2/3% of outstanding units to a majority of outstanding units, except, in many instances, for provisions that protect Teppco GP (which Duncan controls), i.e., removal of the general partner. The proposed issuance of 14.1 million additional partnership units to Duncan will assist him in reaching these reduced voting percentages. The voting amendments are summarized in Exhibit C hereto;

b.             eliminate Teppco GP’s requirement to make capital contributions to Teppco under certain circumstances (which relieves Duncan’s obligation through Teppco GP); and

c.             provide increased protection for Teppco GP with regard to conflict of interests, indemnification and exculpation. For example, one proposed change provides that approval of conflicts of interest by two members (a majority) of Teppco GP’s Audit and Conflicts Committee (“ACC”) “shall be conclusively deemed to be fair and reasonable” without any disclosure required of whether the members of the ACC have personal interests in Enterprise or other entities with which Teppco may engage in conflict of interest transactions.

46.           Duncan presented all of these conditions and prerequisites (the “Demands”) to Teppco GP’s board of directors as “non-negotiable”.

47.           Teppco GP’s board of directors agreed to all of Duncan’s Demands without any negotiations.

48.           Three of the seven members of the Teppco GP board of directors, namely defendants Bachmann, Creel and Fowler (each of whom is an officer of defendant EPCO) abstained from the Teppco GP’s board of directors’ consideration of the Demands because of their relationship with EPCO. Upon information and belief, defendant Thompson, Teppco GP’s Chief Executive and a director, did not abstain.

49.           Defendants Snell, Bracy and Hutchison, constituting Teppco GP’s ACC, and the balance of Teppco GP’s directors, allegedly approved the Exchange. However, because of their ownership of securities, their relationships with defendant Duncan, and the dominance of defendant Duncan, none of these defendants can be considered independent.

50.           Teppco GP’s ACC engaged UBS Securities, LLC (“UBS”) to act as its financial advisor but only with respect to the issue of the fairness to Teppco and its unitholder of the consideration received by Duncan, i.e. the issuance of approximately 14.1 million limited partnership units, for relinquishing the right to the highest tranche of the incentive distribution rights. UBS was not engaged to express an opinion as to the other conditions and prerequisites discussed in paragraph 45 above.

51.           UBS is not independent. In the past, UBS and its affiliates have provided investment banking services to Teppco, Teppco GP, EPCO, and certain of its affiliates, including Enterprise Products GP, and Enterprise. Since 2000, UBS served as a sole or joint book-running manager or co-manager in twelve of Teppco’s public offerings of debt and equity securities, including Teppco’s most recent equity offering in July 2006, and served as financial advisor in two acquisitions. UBS is currently providing financial advisory services to Teppco with respect to an additional matter unrelated to the Amendment Proposals and Issuance Proposal. Since January 1, 2004, UBS has served as sole or joint book-running manager or co-manager in seven public offerings by Enterprise and Enterprise GP, including Enterprise GP’s initial public offering in 2005. UBS also served as financial advisor to GulfTerra Energy Partners, LP. in connection with its merger with Enterprise in 2004, An affiliate of UBS has made lending commitments under Enterprise’s $2.6 billion credit facility, Enterprise GP’s $200 million credit facility and Teppco’s $700 million credit facility.

52.           The ACC did not ask UBS to consider, and UBS did not consider, the fairness of any of Duncan’s Demands to amend Teppco’s limited partnership agreement (described above), although approval of each and every one of those amendments is a condition and prerequisite to the Exchange. Defendants failed to ask UBS to consider, and UBS failed to consider, the value to Duncan of those Demands, and whether the Demands, taken together with the Exchange, were fair. UBS failed to consider the negative income tax consequences to Teppco unitholders of the Duncan exchange proposal. The ACC did not engage independent counsel or an independent financial advisor.

53.           After Duncan had proposed to have Teppco issue him about 13 million limited partnership units (through Teppco GP) in exchange for his relinquishing certain distribution rights, Duncan, through Teppco GP, arranged in July 2006 for Teppco to offer and issue 5,750,000 additional limited partnership units (the July Offering). The timing of that offering, during the pendency of Duncan’s proposal to have Teppco issue him units, was unfair and a breach of fiduciary duty. As a result of Teppco’s July 2006 issuance of additional units, Duncan then demanded that Teppco issue to him, in exchange for his relinquishing the highest tranche of Teppco GP’s incentive distribution rights, approximately 1,115,000 additional Teppco limited partnership units.

54.           The July Offering was entirely unnecessary for Teppco at the time because Teppco had no need to raise cash and was done at a time when the financial markets were not receptive to such an offering. The reason for the timing of the July Offering was to permit Duncan to insist that he receive additional Teppco limited partnership units in the Exchange.

55.           The terms of the Demands and Exchange, and the insistence that all be approved by Teppco’s unitholders for any to occur, are unfair, unfairly coerce Teppco’s unitholdcrs, and constitute a breach by defendants of fiduciary duties owed to Teppco’s limited partnership unitholdcrs.

56.           Teppco’s proxy statement for the meeting of Teppco unitholders (the “Proxy”) fails to provide those unitholders with all material facts necessary for them to make an informed decision whether to vote in favor of or against the matters to be presented at the meeting scheduled for October 26, 2006 (the “Meeting”).

a.             The Proxy fails to disclose that defendants’ pattern of unfair self dealing transactions (transactions between EPCO, Enterprise and Teppco, detailed below), since Duncan acquired Teppco GP, has caused the price of Teppco’s limited partnership units, and financial return relative to Enterprise’s financial return, to decline.

b.             The Proxy fails to disclose that defendant Duncan agreed to relinquish his 50 percent distribution right tranche in Enterprise GP for no consideration.

c.             The Proxy fails to disclose the extent to which the Teppco GP directors have an ownership interest in Enterprise and/or EPE, so that Teppco unitholders can determine whether the Teppco directors and, more particularly, directors who are members of the Audit and

Conflict Committee, themselves have conflicts of interests which would disable them from reviewing transactions between Teppco and Enterprise disinterestly, and bargaining solely on behalf of Teppco.

d.             The Proxy fails to disclose that defendant Teppco GP permits members of the ACC to have substantial investments in companies which have conflict of interest transactions with Teppco.

e.             The Proxy fails to disclosed that, under New York Stock Exchange rules, individual defendants’ ownership of Enterprise and/or EPE securities (as detailed above) creates a “conflict of interest” which disables such directors from considering transactions between Teppco and Enterprise EPE and/or EPCO fairly and disinterestly.

f.              The Proxy fails to disclose to the Teppco unitholders that Duncan has every incentive to cause Enterprise and Teppco to engage in transactions that will inure to the benefit of Enterprise at the expense of Teppco, as he has already done in the past, and if the Proposals pass and are adopted Teppco will be even more vulnerable to such transactions.

g.             The Proxy fails to disclose that the ACC did not engage independent counsel or an independent financial advisor.

57.           Unless the Meeting and vote are enjoined, and Teppco provides its unitholders with all material facts concerning the matters to be voted upon, Teppco’s public unitholders will suffer irreparable harm.

58.           By reason of the foregoing, defendants have breached and arc breaching their fiduciary duties owed to plaintiff and other members of the Class, to the irreparable harm of the members of the Class.

59.           Plaintiff and the Class have no adequate remedy at law.

60.           The matters to be voted on are unfair and constitute a breach by defendants of fiduciary duties owed to the class of Teppco limited partnership unitholders. Unless enjoined, the result will be irreparable harm to the class of Teppco unitholders.

COUNT II

61.           Plaintiff repeats and realleges paragraphs l through 34 as if fully set forth herein.

62.           Since defendant Duncan’s acquisition of control of Teppco GP, the individual defendants, in breach of their fiduciary duties to Teppco and its public unitholders, caused Teppco to enter into a variety of transactions that are unfair to Teppco.

63.           On August 19, 2005, defendants caused Teppco (and other entities) to enter into a Third Amended and Restated Administrative Services Agreement (“ASA”) with defendant EPCO, dated August 15, 2005 retroactive to February 24, 2005. The ASA was not approved by Teppco GP independent directors nor was it ratified by Teppco’s unitholdcrs. In February 2006, defendant Duncan caused Teppco GP to waive a provision of the conflicts policy of the ASA which cleared the way for Duncan’s master limited partnerships, including Enterprise and Teppco, to have overlapping directors.

64.           On March 31, 2006, Teppco sold its ownership interest in a natural gas processing plant near Opal, Wyoming and all of the gas processing rights from Teppco’s Jonah and Pinedale gas gathering system for $38 million, to an affiliate of Enterprise. The sales price for the plant and gas gathering rights was unfairly low. The price was 5.9 times EBITDA for the plant (for the first three months of 2006, annualized). By contrast, Teppco’s enterprise value is about 12 times EBITDA.

65.           Enterprise announced that its purchase of the plant was immediately accretive to its cash flow. The members of the Teppco ACC approved the sale in breach of their fiduciary duties to Teppco. As alleged above, the members of the Teppco ACC have a greater interest in Enterprise than in Teppco.

66.           On February 13, 2006, Teppco and Enterprise entered into a letter of intent to finance and build a 60% expansion of Teppco’s Jonah gas gathering business in Wyoming, and on August 1, 2006, the joint venture was agreed to and approved. The Jonah expansion is expected to increase Jonah’s EBITDA by more than 60%. Prior to August 1, 2006, Teppco owned 100 percent of the Jonah Gas Gathering Company (“Jonah”), which was part of Teppco’s Midstream segment, Teppco’s largest and most profitable segment. The Jonah joint venture provides for an 80-20% (TPP/EPD) split, based upon an investment by EPD in the Jonah Phase V expansion, in comparison to Teppco’s total investment in Jonah. Although Teppco has an 80% interest in the joint venture, defendants arranged for Enterprise to operate Jonah and have an equal share in the joint venture management committee, which provides Enterprise with effective control over the joint venture. Defendants acted unfairly towards Teppco in selling to Enterprise a twenty percent interest in Jonah for about $208 million. In fact, based on Jonah’s estimated cash flow, a 20% interest in Jonah should be fairly valued at least at $400 million. Thus Duncan caused Teppco to dispose of 20% of its interest in Jonah for an inadequate price and at the same time gained control of the management and operation of Jonah.

67.           A condition of the Jonah letter of intent was that Teppco obtain a “fairness opinion” from a nationally recognized investment banking firm to the effect that the transactions contemplated by the Joint Venture Agreement are fair, from a financial point of view, to the limited partners of Teppco, which fairness opinion was not to have been withdrawn before the closing of the transactions contemplated by the Joint Venture Agreement. Teppco waived that condition and failed to obtain any fairness opinion because, upon information and belief, Teppco was unable to obtain such a fairness opinion because of the inherent unfairness of the transaction.

68.           The members of the Teppco ACC approved the Jonah joint venture, but did so in breach of their fiduciary duties as alleged above, a majority of the members of the Teppco ACC have a greater interest in Enterprise than in Teppco and are dominated and controlled by Duncan who has a much larger interest in Enterprise than in Teppco.

69.           As evidence of Duncan’s domination and control of Teppco and Enterprise, Duncan caused a provision (Section 6.1(b)) to be included in the Joint Venture Agreement, giving special treatment to himself, his family or trust in the event either party to the joint venture wishes to dispose of its interest

70.           As a result of the Joint Venture Agreement, Jonah was released from its guaranty of Teppco’s indebtedness thus increasing Teppco’s cost of capital going forward.

71.           In 2006, the FTC issued a complaint challenging defendants Duncan’s and EPCO’s acquisition of Teppco GP. The FTC charged that Enterprise, a wholly owned subsidiary of EPCO, and Teppco operate the two leading providers of NGL salt dome storage out of only four providers in the Mont Belvieu, Texas, market. Teppco operates the Mont Belvieu Storage Partners NGL storage facility, and Enterprise operates the Enterprise NGL storage facility. Duncan owns and controls both Teppco and Enterprise, and therefore controls a majority of the NGL storage capacity in Mont Belvieu.

72.           The FTC alleged that the acquisition violated Section 7 of the Clayton Act and Section 5 of the FTC Act, as amended, by reducing competition in the market for salt dome storage for NGLs in Mont Belvieu. The market for salt dome storage for NGLs in Mont Belvieu is highly concentrated, with Enterprise and Teppco being the two largest suppliers based on storage volumes. Combined, the two companies account for approximately 70 percent of all commercially available salt dome storage volume in Mont Belvieu.

73.           On or about June 1, 2006, Duncan, EPCO, Teppco and Teppco GP entered into a consent order with the FTC pursuant to which Teppco agreed to sell by December 1, 2006, its interest in the Mont Belvieu Storage Partners NGL salt dome facility, as well as certain related pipeline, land, and other assets. The consent order does not require any divestitures by Enterprise.

74.           Thus, when a transaction between Teppco and Enterprise was challenged by the FTC, to satisfy government regulators, Duncan required Teppco, rather than Enterprise, to agree to a “forced sale.”

75.           Duncan’s decision to dispose of a highly profitable business, described as a key to Teppco’s LPG pipeline system, at the expense of Teppco is yet another example of Duncan engaging in transactions which benefit Enterprise at the expense of Teppco.

76.           As the charts included above show, since Duncan acquired control of Teppco, and as a result of defendants’ acts favoring Enterprise, Teppco unitholders have suffered significant losses, whether measured by market loss or by comparing Teppco’s return versus Enterprise’s return, of more than half a billion dollars.

77.           Plaintiff brings this Count derivatively in the right and for the benefit of Teppco to redress injuries suffered, and to be suffered, by Teppco as a result of the breaches of fiduciary duty by defendants.

78.           Plaintiff will adequately and fairly represent the interests of Teppco in enforcing and prosecuting its rights. Plaintiff is and has been an owner of Teppco limited partnership units during all times relevant to defendants’ wrongful course of conduct alleged herein and remains a Teppco unitholder.

79.           At the time this action was initiated, the Teppco GP board consisted of seven individuals: three are officers of EPCO, one is an employee of Teppco GP, and two enjoy a greater financial interest in Enterprise than in Teppco. All individuals were selected for their positions by, and dominated and controlled by, defendant Duncan. Plaintiff did not make a pre-suit demand to institute this action because such a demand would be a futile, wasteful and useless act.

80.           Plaintiff has no adequate remedy at law.

WHEREFORE, plaintiff prays for judgment and relief as follows:

A.            Ordering that Count I may be maintained as a class action and certifying plaintiff as the Class representative;

B.            Requiring defendants to issue a corrected Proxy for the meeting of Teppco unitholders scheduled for October 26, 2006;

C.            Enjoining, preliminarily and permanently, defendants and all persons acting in concert with them from proceeding with the meeting of unitholders scheduled for October 26, 2006, and from consummating matters to be voted on thereat;

D.            To the extent, if any, that the transactions and Demands complained of have been or are consummated prior to the entry of this Court’s final judgment, rescinding the same or awarding rescissory damages to the Class and/or to Teppco.

E.             Directing that defendants account to plaintiff and the Class and/or Teppco for all damages caused to them and account for all profits and any special benefits obtained by defendants as a result of the wrongs complained of herein;

F.             Awarding plaintiff the costs and disbursements of this action, including a reasonable allowance for the fees and expenses of plaintiff’s attorneys and experts; and

G.            Granting such other and further relief as the Court deems appropriate.

ROSENTHAL, MONHAIT & GODDESS, P.A.

	By:	/s/ Norman M. Monhait
Joseph A. Rosenthal 1(#234)
Norman M. Monhait (#1040)
919 Market Street, Suite 1401
Citizens Bank Center
P.O. Box 1070
Wilmington, DE 19899-1070
(302) 656-4433
Attorneys for Plaintiff
OF COUNSEL:

Jeffrey H. Squire
KIRBY McINERNEY & SQUIRE, LLP
830 Third Avenue
New York, NY 10022
Tel: (212) 371-6600

Lawrence P. Eagel
BRAGAR WEXLER & EAGEL, P.C.
885 Third Avenue, Suite 3040
New York, New York 10022
(212) 308-5858

September 18, 2006

Exhibit A

EXHIBIT A

The following chart depicts Enterprise’s organizational structure and ownership following Enterprise/GulfTerra merger in 2004.

EXHIBIT B

EXHIBIT B

The following chart depicts Teppco’s organization and ownership as of June 22, 2006.

GP= General Partner Interest

LP= Limited Partner Interest

EXHIBIT C

EXHIBIT C

Provision of Partnership Agreement Requiring Unitholder Approval	Minimum Vote Required Under Current Partnership Agreement	Minimum Vote Required Under Proposed Partnership Agreement
Amendment of the partnership agreement that would result in delisting or suspension of trading of any class of units on any national securities exchange	66 2/3% of the outstanding units	Majority of the outstanding units of the class
Partnership may be converted into and reconstituted as a trust or any other type of legal entity	66 2/3% of the outstanding units	Units Majority

Action by the general partner, or refusal to take any reasonable action, the effect of which, if taken or not taken, as the case may be, would be to cause us or any of the Operating Partnerships to be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes

	66 2/3% of the outstanding units	Unit Majority
Transfer of the general partner’s partnership interest	66 2/3% of the outstanding units	Majority of the outstanding units, excluding units held by the general partner and its affiliates
Removal of the general partner	66 2/3% of the outstanding units	66 2/3% of the outstanding units
Election of a successor general partner	66 2/3% of the outstanding units	Unit Majority
Continuation of the business following an event of withdrawal of the general partner	66 2/3% of the outstanding units	Unit Majority
Approval of the general partner’s election to dissolve our partnership	66 2/3% of the outstanding units	66 2/3% of the outstanding units
Selection and removal of a liquidator upon dissolution	66 2/3% of the outstanding units	Unit Majority
Amendment of the partnership agreement in most circumstances where unitholder approval is required	66 2/3% of the outstanding units	Unit Majority
Amendment to the partnership agreement that would have a material adverse effect on the holders of any class of outstanding limited partner units	66 2/3% of the outstanding units of such class	66 2/3% of the outstanding units of such class
Approval of a merger or consolidation	66 2/3% of the outstanding units	Unit Majority

Teppco also proposes to reduce the percentage of holders of outstanding units necessary to constitute a quorum from 66 2/3% to a majority of the outstanding units. In addition, Teppco proposes to delete from its current partnership agreement a provision requiring the approval of 66 2/3% of its outstanding units in order for its general partner, acting on its behalf, (a) to amend the partnership agreement of any of the Operating Partnerships or take any action as a limited partner of an Operating Partnership that would adversely affect Teppco as a limited partner of the Operating Partnerships or (b) to elect a successor.

SUPPLEMENTAL INFORMATION PURSUANT TO RULE 3(A)
OF THE RULES OF THE COURT OF CHANCERY

The information contained herein is for the use by the Court for statistical and a purposes only. Nothing stated herein shall be deemed an admission by or binding upon any party.

1.                                       Caption of Case: Peter Brinckerhoff, Individually And On Behalf Of All Others Similarly Situated, And Derivatively On Behalf Of Teppco Partners, LLP v. Texas Eastern Products Pipeline Company, LLC; Enterprise Product Partners L.P.; Enterprise Operating LP; Enterprise Products GP, LLC; Enterprise GP Holdings L.P.; EPE Holdings, LLC; EPCO, Inc.; DR GP Holdings L.P.; Dan L. Duncan; Jerry E. Thompson; W. Randall Fowler; Michael A. Creel; Richard H. Bachmann; Richard S. Snell; Michael B. Bracy; Murray H. Hutchison; and Teppco Partners, L.P.

2.                                       Date filed: September 18, 2006

3.                                       Name and address of counsel for plaintiff(s):

Joseph A. Rosenthal, Esquire (#234)
Norman M. Monhait, Esquire (#1040)
Rosenthal Monhait & Goddess, P.A.
919 Market Street, Suite 1401
Citizens Bank Center
P.O. Box 1070
Wilmington, Delaware 19899

4.                                       Short statement of nature of claim asserted: Breach of fiduciary duties in connection with self-dealing transactions involving a publicly traded partnership.

5.                                       Substantive field of law involved (check one):

☐	Administrative law	☐	Trade secrets/trade mark/
☐	Commercial law		or other intellectual
☐	Constitutional law		property
☒	Corporation law	☐	Trusts
☐	Guardianships	☐	Wills and Estates
☐	Labor law	☐	Zoning
☐	Real property	☐	Other

6.                                       Related cases:

7.                                       Basis of court’s jurisdiction (including the citation of any statute conferring jurisdiction): 10 Del. C.  §341

8.                                       If the complaint seeks preliminary equitable relief, state the specific preliminary relief sought: Preliminary injunction

9.                                       If the complaint seeks summary or expedited proceedings, check here           .

/s/ Norman M. Monhait (#1040)
Signature of Attorney of Record